Exhibit 12.2


                                           Hospitality Properties Trust
            Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Distributions
                                      (in thousands, except ratio amounts)



                                               Nine Months Ended
                                                 September 30,                           Year Ended December 31,
                                           ----------------------    ---------------------------------------------------------------
                                             2001        2000           2000        1999          1998         1997          1996
                                           ---------    ---------    ---------     --------     ---------    ----------    ---------

Income Before Extraordinary Item             $94,790      $90,279     $126,271     $111,929      $87,982       $59,153       $51,664
Fixed charges                                 31,248       27,700       37,682       37,352       21,751        15,534         5,646
                                           ---------    ---------    ---------    ---------    ---------    ----------     ---------
Adjusted Earnings                           $126,038     $117,979     $163,953     $149,281     $109,733       $74,687       $57,310
                                           =========    =========    =========    =========    =========    ==========     =========


Fixed Charges and Preferred Distributions:
     Interest on indebtedness
     and amortization of
     deferred finance costs                  $31,248      $27,700      $37,682      $37,352      $21,751       $15,534        $5,646
     Preferred distributions                   5,344        5,344        7,125        5,106           --            --            --
                                           ---------    ---------    ---------    ---------    ---------    ----------     ---------

Total Combined Fixed Charges
and Preferred Distributions                  $36,592      $33,044      $44,807      $42,458      $21,751       $15,534        $5,646
                                           =========    =========    =========    =========    =========    ==========     =========

Ratio of Earnings to Combined
Fixed Charges and Preferred
Distributions                                  3.44x        3.57x        3.66x        3.52x        5.04x         4.81x        10.15x
                                           =========    =========    =========    =========    =========    ==========     =========